Exhibit 10.2

November 24, 2008

VIA HAND DELIVERY

Jeffrey W. Epstein
12010 Sunset Hills Road, 9th Flr
Reston, VA 20190

Dear Jeffrey:

This letter (“Letter Agreement”) confirms our agreement concerning the amendment of the employment agreement between TerreStar Networks Inc., a Delaware corporation (the “Company”) and you, dated as of January 15, 2008, as amended by the letter agreement May 20, 2008 (the “Employment Agreement”), as needed to comply with section 409A of the Internal Revenue Code (“Section 409A”).

The Company and you agree that the Employment Agreement is hereby amended in the following regards:

1.             Definition of Termination of Employment

Deferred compensation under Section 409A may be paid upon “termination of employment” if the plan expressly defines that term in accordance with Treasury regulation section 1.409A-1(h).  Section 23(g) of the Employment Agreement contains a problematic definition of “termination of employment” because the definition is both underinclusive and overinclusive.  It is underinclusive because it covers a complete termination of employment, but excludes a substantial diminution in the level of services provided by the executive, which is required under Treasury regulation section 1.409A-1(h).  It is overinclusive because “termination of employment” is used throughout the Employment Agreement in contexts other than in relation to deferred compensation, but section 23(g) imputes to these contexts the less-than-intuitive definition under Treasury regulation section 1.409A-1(h).  To refine the definition of “termination of employment,” section 23(g) is hereby amended in its entirety to read as follows (revisions marked):

(g)           “Termination of employment,” or words of similar import, as used in this Agreement, means for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the ~~date as of which the Company and the Executive reasonably anticipate that no further services will be performed by the Executive and shall be construed as the date that the Executive first incurs a~~Executive’s “separation from service” ~~for purposes of~~as defined in Section 409A of the Code.

2.             Six-Month Delay for Specified Employees

Section 409A requires a public company to delay for six months the payment to a “specified employee” (as defined under Treasury regulation section 1.409A-1(i)) of certain severance that constitutes deferred compensation.  How a payment is to be delayed for six months must be specified in the applicable agreement.   Section 23(h) of the Employment Agreement does so, but it is unclear whether the six-month delay affects an entire stream of payments or just the portion that otherwise would have been payable during the six-month period.  To clarify this ambiguity, section 23(h) of the Employment Agreement is hereby amended in its entirety to read as follows (revisions marked):

(h)           If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be ~~made~~paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

3.             Miscellaneous

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws.  Except as modified by the terms of this Letter Agreement, the Employment Agreement remains in full force and effect.  This Letter Agreement shall not be modified, waived or amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Letter Agreement shall inure to the benefit of and be binding upon you, the Company and its successors and assigns.

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below.  Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/s/ David Meltzer
David Meltzer
Chair, Compensation and Stock Option Committee of the Board of Directors of TerreStar Networks

AGREED AND ACCEPTED:

Jeffrey W. Epstein
Jeffrey W. Epstein

Date:	November 24, 2008